Filed Pursuant to Rule 433

Registration No. 333-219940

August 16, 2017

VMWARE, INC.

PRICING TERM SHEET

August 16, 2017

$1,250,000,000 2.300% Senior Notes due 2020

$1,500,000,000 2.950% Senior Notes due 2022

$1,250,000,000 3.900% Senior Notes due 2027

Issuer:	VMware, Inc.

Securities:	$1,250,000,000 2.300% Senior Notes due 2020 (the “2020 Notes”)

$1,500,000,000 2.950% Senior Notes due 2022 (the “2022 Notes”)

$1,250,000,000 3.900% Senior Notes due 2027 (the “2027 Notes” and, together with the 2020 Notes and the 2022 Notes, the “Notes”)

Trade Date:	August 16, 2017

Settlement Date:	August 21, 2017 (T+3)

Size:	2020 Notes: $1,250,000,000

2022 Notes: $1,500,000,000

2027 Notes: $1,250,000,000

Maturity:	2020 Notes: August 21, 2020

2022 Notes: August 21, 2022

2027 Notes: August 21, 2027

Coupon (Interest Rate):	2020 Notes: 2.300%

2022 Notes: 2.950%

2027 Notes: 3.900%

Yield to Maturity:	2020 Notes: 2.345%

2022 Notes: 2.995%

2027 Notes: 3.941%

Spread to Benchmark Treasury:	2020 Notes: +85 basis points

2022 Notes: +120 basis points

2027 Notes: +170 basis points

Benchmark Treasury:	2020 Notes: 1.500% due August 15, 2020

2022 Notes: 1.875% due July 31, 2022

2027 Notes: 2.250% due August 15, 2027

Benchmark Treasury Price and Yield:	2020 Notes: 100-0+; 1.495%

2022 Notes: 100-12; 1.795%

2027 Notes: 100-2+; 2.241%

Interest Payment Dates:	Semi-annually on each February 21 and August 21 of each year, commencing on February 21, 2018

Make-whole Call:	The 2020 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to August 21, 2020, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2020 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2020 Notes matured on August 21, 2020 (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 12.5 basis points for the 2020 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2022 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2022 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2022 Notes matured on the 2022 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points for the 2022 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2027 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2027 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2027 Notes matured on the 2027 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2027 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

Par Call:	2022 Notes: On or after July 21, 2022 (the “2022 Par Call Date”)

2027 Notes: On or after May 21, 2027 (the “2027 Par Call Date”)

There is no par call option with respect to the 2020 Notes.

Price to Public:	2020 Notes: 99.870%

2022 Notes: 99.792%

2027 Notes: 99.664%

Underwriting Discount:	2020 Notes: 0.40%

2022 Notes: 0.60%

2027 Notes: 0.65%

Net Proceeds to Issuer before Expenses:	$3,968,930,000

CUSIP Number:	2020 Notes: 928563AA3

2022 Notes: 928563AB1

2027 Notes: 928563AC9

ISIN Number:	2020 Notes: US928563AA33

2022 Notes: US928563AB16

2027 Notes: US928563AC98

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Payment Business Days:	New York

Joint Active Book-Running Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Joint Passive Book-Running Managers:	Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com) or J.P. Morgan Securities LLC (call collect 1-212-834-4533).